Exhibit 10.7

DYNAVOX INC.
ANNUAL INCENTIVE PLAN

1.                                       Purpose of the Plan

The purpose of the Plan is to enable the Company and its Subsidiaries to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

2.                                       Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)                                  “Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)                                 “Affiliate” shall mean, with respect to any entity, any entity directly or indirectly controlling, controlled by, or under common control with, such entity.

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 “Change in Control” shall mean (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) other than any member of the Vestar/Company Group; provided that, for the avoidance of doubt, a sale of the Mayer-Johnson business shall not constitute a Change in Control hereunder, (ii) any “person” or “group”, other than any member of the Vestar/Company Group, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of purchase, merger, consolidation or otherwise, or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

(e)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations and guidance promulgated thereunder.

(f)                                    “Committee” shall mean the Compensation Committee of the Board (or a subcommittee thereof).

(g)                                 “Company” shall mean DynaVox Inc., a Delaware corporation.

(h)                                 “Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

(i)                                     “Disability” shall mean, unless otherwise agreed by the Company (or any of its Subsidiaries) in a written employment agreement or employment letter with such Participant, the inability of the Participant to perform in all material respects his or her duties and responsibilities to the Company or any of its Subsidiaries, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period.  The Disability determination shall be in the sole discretion of the Committee.

(j)                                     “Participant” shall mean each officer of the Company and other key employee of the Company or any of its Subsidiaries whom the Committee designates as a participant under the Plan.  An individual must be hired prior to the first day of the seventh month of a given fiscal year (or such corresponding period if the Performance Period is not a fiscal year) to be eligible to participate in the Plan with respect to the applicable Performance Period.

(k)                                  “Performance Period” shall mean each fiscal year of the Company or such shorter period, as determined by the Committee.

(l)                                     “Plan” shall mean the DynaVox Inc. Annual Incentive Plan, as set forth herein and as may be amended and in effect from time to time.

(m)                               “Service Recipient” means the Company, any of its Subsidiaries, or any of its Affiliates that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Treasury Regulation Section 1.409A-1(or any successor regulation).

(n)                                 “Share” shall mean a share of Class A common stock of the Company.

(o)                                 “Subsidiary” shall mean a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(p)                                 “Vestar/Company Group” shall mean (i) Vestar Capital Partners IV, L.P. or any of its Affiliates, (ii) any party from time to time to the Securityholders Agreement, dated as of or about the date of the initial public offering of the Shares, by and among the Company, DynaVox Systems Holdings LLC and the Securityholders from time to time parties thereto, as such agreement may be amended from time (the “Securityholders Agreement”) to time unless such party together with its Affiliates is the holder of securities representing at least 50.01% of the outstanding voting securities of the Company or is deemed to beneficially own at least 50.01% of the outstanding voting securities of the Company for purposes of Rule 16a-1(a)(2) under the Act or any group (as such term is used in Section 13(d)(3) of the Act) to the extent that such group may be deemed to exist solely as a result of the Securityholders Agreement, (iii) any employee benefit plan (or trust forming a part thereof) maintained by the Company or any of its Affiliates, or (iv) any corporation or other “person” of which a majority of the voting power of its voting equity securities and equity interest is owned, directly or indirectly, by the Company.

3.                                       Administration

(a)                                  The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan; the Plan shall, to the extent reasonably possible, be administered and interpreted by the Committee in a manner which would be expected to cause any award intended to be qualified as performance-based compensation under Section 162(m) of the Code to so qualify.  The Committee shall establish the performance objective(s) for any Performance Period in accordance with Section 4 and certify whether and to what extent such performance objective(s) have been obtained.  Any determination made by the Committee under the Plan shall be final, conclusive and binding on the Company, any of its Subsidiaries, any Participant and any other person dealing with the Plan.

(b)                                 The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or any of its Subsidiaries) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent.  All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.  No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

(c)                                  The Committee may delegate its authority under this Plan; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, the Committee shall in no event delegate its authority with respect to the compensation of the Chief Executive Officer of the Company, the three other most highly compensated executive officers (other than the Chief Financial Officer) of the Company (as determined under Section 162(m) of the Code) or any other individual whose compensation the Board or Committee reasonably believes may become subject to Section 162(m) of the Code.

4.                                       Bonuses

(a)                                  Performance Criteria.  No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code to the extent applicable to the Company and the Plan), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for each such Performance Period.  Any such performance objective(s) will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income per Share; (vii) book value per Share; (viii) return on members’ or shareholders’ equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; and (xxii) such other objective performance criteria as determined by the Committee in its sole discretion. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

(b)                                 Target Incentive Bonuses.  No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code to the extent applicable to the Company and the Plan), the Committee shall establish target incentive bonuses for each individual Participant.

(c)                                  Determination of Bonuses/Maximum Amount Payable.  As soon as practicable after the applicable Performance Period ends but in no event later than ten (10) business days following the Company’s receipt of the final audited financial statements from the Company’s accounting firm in respect of the relevant Performance Period, the Committee shall (x) determine (i) whether and to what extent any of the performance objective(s) established for the relevant Performance Period under Section 4(a) have been satisfied and certify to such determination, and (ii) for each Participant who is employed by the Company or one of its Subsidiaries as of the date on which bonuses under the Plan for the applicable Performance Period are payable, unless otherwise determined by the Committee (to the extent permitted under Section 162(m) of the Code, to the extent applicable to the Company and the Plan), the actual bonus to which such Participant shall be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Committee may deem appropriate, and (y) cause such bonus to be paid to such Participant in accordance with Section 5.  Any provision of this Plan notwithstanding, in no event shall any Participant receive a bonus under this Plan in respect of any fiscal year of the Company in excess of $2 million.

(d)                                 Negative Discretion.  Notwithstanding anything else contained in Section 4(c) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c).

(e)                                  Death or Disability.  If a Participant dies or becomes Disabled prior to the date on which bonuses under the Plan for the applicable Performance Period are payable, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period or, if determined by the Committee, based upon achieving targeted performance objectives, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the Participant’s death or Disability occurs prior to and including the date of the Participant’s death or Disability and the denominator of which is the total number of days in the Performance Period or such other amount as the Committee may deem appropriate.

(f)                                    Other Termination of Employment.  Unless otherwise determined by the Committee and except as may otherwise be provided in Section 4(e) above, no bonuses shall be payable under this Plan to any Participant whose employment terminates prior to the date on which bonuses payable under this Plan are paid.

(g)                                 Partial Performance Period.  To the extent permitted under Section 162(m) of the Code, to the extent applicable to the Company and the Plan, unless otherwise determined by the Committee, if a Participant is hired or rehired by the Company (or any of its Subsidiaries) after the beginning of a Performance Period, but prior to the first day of the seventh month of such Performance Period (or such corresponding period if the Performance Period is not a fiscal year) for which a bonus is payable hereunder, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period or, if determined by the Committee, based upon achieving targeted performance objectives, multiplied by a fraction, the numerator of which is the number of days of active employment with the Company (or any of its Subsidiaries) during the Performance Period and the denominator of which is the total number of days in the Performance Period or such other amount as the Committee may deem appropriate.

(h)                                 Change in Control. In the event of a Change in Control, the Committee (as constituted immediately prior to the Change in Control) shall, in its sole discretion, determine whether and to what extent the performance criteria have been met or shall be deemed to have been met for the year in which the Change in Control occurs and for any completed Performance Period for which a determination has not yet been made under Section 4(c).

(i)                                     Forfeiture/Clawback.  In addition to any otherwise applicable conditions herein, the Committee may, in its sole discretion, but acting in good faith, direct that the Company recover all or a portion of any bonus payable hereunder upon the occurrence of a breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or the restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.  For purposes of this Section 4(i), errors, omissions, fraud, or misconduct may include, but is not limited to, circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the Securities and Exchange Commission, and the Committee has determined in its sole discretion that such Participant had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring such noncompliance to the attention of the appropriate individuals within the Company, or the Participant personally or knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

5.                                       Payment

(a)                                  In General.  Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant within ten (10) business days following the Company’s receipt of the final audited financial statements from the Company’s accounting firm in respect of the relevant Performance Period, after the Committee certifies that one or more of the applicable performance objectives have been attained or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus; provided, however, that in any event all payments made hereunder shall be in accordance with the requirements of Section 409A of the Code (“Section 409A”).

(b)                                 Form of Payment.  All bonuses payable under this Plan shall be payable in cash or, at the discretion of the Committee, in awards under the Company’s 2010 Stock Incentive Plan, as it may be amended from time to time.

6.                                       General Provisions

(a)                                  Effectiveness of the Plan.  The Plan shall become effective on the date on which it is adopted by the Board (the “Effective Date”), subject to the approval of the shareholders of the Company.  Unless earlier terminated, the Plan shall terminate on the day immediately prior to the first meeting of shareholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering of the Company occurs.

(b)                                 Amendment and Termination.  The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any fiscal year which has already commenced, and, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code, if such amounts are otherwise intended by the Committee to be so qualified.

(c)                                  Designation of Beneficiary.  Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d)                                 No Right to Continued Employment or Awards.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.  No Participant shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Participants or beneficiaries.  The terms and conditions of awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(e)                                  No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan.  No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

(f)                                    Nonalienation of Benefits.  No Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan.  The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(g)                                 Withholding.  A Participant may be required to pay to the Company or any of its Subsidiaries and the Company or any of its Subsidiaries shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(h)                                 Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i)                                     Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

(j)                                     Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(k)                                  Compliance with Section 409A.  The Plan is intended to comply with Section 409A and will be interpreted in a manner intended to comply with Section 409A.  Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with any Service Recipient the Participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A until the date that is six months and one day following the Participant’s termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A), if such payment or benefit is payable upon a termination of employment.  Each payment made under the Plan shall be designated as a “separate payment” within the meaning of Section 409A.